Exhibit 99.1

Mindesta Reports on Somaliland Exploration Results

Ottawa, Canada – November 27, 2012 – Mindesta Inc. (“Mindesta” or the “Company”) (OTCBB: MDST) announces that it has received assay results from its first stage stream sediment and rock sampling program on the Arapsyo, Qabri Bahar and Abdul Qadir exploration permits in the Republic of Somaliland.

Arapsyio and Qabri Bahar Permits
Over the September, 2011 to April, 2012 period, 2,500km2 of the Arapsyio and Qabri Bahar permits were sampled at a density of one sample every 1-2 km2. A total of 1,659 stream sediment and 58 rock samples were submitted to the assay laboratory. The following anomalies were identified:

(1)	A large, well-structured and consistent platinum/palladium anomaly associated with an ultra-mafic intrusive, as well as three smaller anomalies in the same area;
(2)	Numerous columbite (Ta–Nb oxide) occurrences and stream sediment anomalies, including several artisanal workings;
(3)

A large, well defined Ni/Co/Cu/Ti/V/Cr anomaly associated with a series of gabbroic complexes. One rock sample assayed 3.9%Cu with background Ni.Co/Ti values and another 6%Cr, 0.02%Co, 0.1%Ni, 0.4%Ti, and 0.05%V;

(4)	A large tungsten anomaly associated with a granitic intrusive;
(5)	Molybdenum/bismuth and nearby copper occurrences associated with a large pegmatite zone (values up to 0.80% Mo and 0.49% Bi);
(6)	Gold and silver anomalies were generally weaker and poorly structured although one returned rock samples that assayed 79 and 17 g/t silver in association with galena.

Abdul Qadir Permit
From March to July, 2012, approximately 1,400km2 were sampled and a total of 1,045 stream sediment and 98 rock samples were submitted to the assay laboratory. The following anomalies were identified:

(1)	16 contiguous gold anomalies in stream sediments, each averaging approximately 5 x 15 km2 in size;
(2)	Four copper anomalies, largely associated with basalts;
(3)	Three zinc anomalies associated with a syenite body and related to Au/Ag/Cu anomalies;
(4)	A 70km2 syenite body with a series of Mo prospects over a six km strike length with a nearby interesting Zn/As/Au/Ta/Cd signature in stream sediments;
(5)	Northern areas with epithermal vein potential were not sampled due to time/money/local issues.

Next Steps
Encouraging regional anomalies have been identified, particularly for gold, and must be narrowed down by infill stream sediment sampling and prospecting followed by soil sampling and/or geophysics. The Cu/Mo/Bi occurrences are already at a stage where soil sampling and ground geophysics could be carried out. A significant number of secondary anomalies will have to be ground checked on a case by case basis.

Gregory Bowes, CEO of Mindesta stated that: “the Company has achieved first mover status in an area of the world which has attractive geology and an underappreciated political situation. While the first stage exploration program was encouraging, the Company is now faced with the challenge of meeting its initial commitment and financing a second stage program in a very difficult market for junior explorers. Options are currently being evaluated.”

Background
The three permits are subject to an Option Agreement with Nubian Gold Corporation (“Nubian”) whereby Mindesta can earn a 50% interest in the permits, as well as any permits that Nubian subsequently acquires in the country, by incurring total exploration expenditures of $2 million within two years and can increase its interest to 80 per cent by completing a bankable feasibility study on any permit. Mindesta is required to make an upfront cash payment of $100,000 to Nubian (which has not yet been made) as compensation for expenses incurred, and the first $750,000 of exploration expenditures in 2012 represents a firm commitment. To date approximately $600,000 has been spent.

The Arabian/Nubian Shield encompasses parts of Saudi Arabia, Egypt, Sudan, Eritrea and Somaliland, and is host to many major mineral deposits including the Bisha oxide gold/VMS mine in Eritrea, the Sukari gold mine in Egypt, the Lega Dembe gold mine in Ethiopia, and five gold/base metal mines in Saudi Arabia. Somaliland has over 30,000km2 of exposed Precambrian rocks of the favorable Arabian-Nubian shield. Sampling and mapping by the British, US and Russians in the 1970s identified a number of areas that are anomalous in gold, copper, lead, zinc and nickel. The exploration program was supervised by Remi Bosc of Arethuse Geology Sarl who has 15 years of experience in mineral exploration in Europe, Africa and south-east Asia. Mr. Bosc was project geologist during the discovery of the Tasiast deposit in Mauritania. C. Tucker Barrie Ph.D., P. Geo., and VP Corporate Development for Mindesta, a recognized expert on mineral deposits of the Arabian/Nubian shield, provided guidance for the project.

About Somaliland
The Republic of Somaliland is located on the Red Sea between Djibouti to the northwest, Ethiopia to the west, and Somalia and Puntland to the east. Somaliland is a former British colony that gained its independence in 1960 and became a member of the United Nations. Somaliland merged with Somalia in an informal partnership that was never ratified by their respective parliaments, to form the greater “Somalia”. Following the collapse of Somalia in 1992, Somaliland withdrew from the partnership and has reasserted its independence. Somaliland is an autonomous jurisdiction with a fully functioning parliamentary democracy. It has applied for nationhood status with the United Nations and intends to become Africa’s next new country, following South Sudan.

Over the past year Mindesta conducted its mineral exploration activities in Somaliland in a safe and secure environment that is comparable to other countries in northeast Africa.

About Mindesta
Mindesta is a junior exploration company that trades on the OTCBB and is an SEC registrant current on all 10k and 10Q filings. The Company has approximately 9.4 million shares outstanding. C. Tucker Barrie Ph.D., P. Geo., Vice President, Corporate Development, is the Company’s “Qualified Person” under Canada’s NI 43-101 requirements and is responsible for and has approved the technical content of this press release.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:         Gregory Bowes, CEO    (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as "could", "potential", "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE